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                                                                  NEWS RELEASE

                                     [CHESAPEAKE ENERGY CORPORATION LETTERHEAD]

[CHESAPEAKE LOGO]




FOR IMMEDIATE RELEASE
JANUARY 16, 2001

                                     CONTACT:
MARC ROWLAND                                                     TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                  SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                               CORPORATE DEVELOPMENT
(405) 879-9232                                                   (405) 879-9257
--------------------------------------------------------------------------------



                     CHESAPEAKE ENERGY CORPORATION COMPLETES
                    ACQUISITION OF GOTHIC ENERGY CORPORATION


OKLAHOMA CITY, OKLAHOMA, JANUARY 16, 2001 - Chesapeake Energy Corporation (NYSE:
CHK) announced today that it has completed its acquisition of Gothic Energy Corporation (OTCBB: GOTH) with the issuance of 4.0 million common shares of Chesapeake to Gothic shareholders (0.1908 of a share of Chesapeake common stock for each share of Gothic common stock) and the assumption of approximately $203 million of Gothic's 11.125% senior notes that mature in 2005. The total acquisition cost to Chesapeake will be approximately $345 million, or $1.08 per mcfe, after allocation of $20 million to Gothic's unevaluated leasehold, 3-D seismic inventory, field telemetry system and non-oil and gas fixed assets. Existing warrants on Gothic common stock will be assumed by Chesapeake and the terms of the warrants will be modified to reflect the 0.1908 exchange ratio. The parties executed a definitive merger agreement on September 8, 2000, and Gothic's shareholders approved the merger at a special meeting of shareholders on December 12, 2000.



The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including those discussed under Risk Factors in the proxy statement/prospectus for the Gothic acquisition dated November 1, 2000, a form of which is included in our registration statement on Form S-4 (file no. 333-47330).

Chesapeake Energy Corporation is the 10th largest independent natural gas producer based in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.